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                                                                     EXHIBIT 2.2

                         AGREEMENT FOR NON COMPETITION


In this Agreement, entered into on this 30th day of June, 1998,

The Parties are, on one hand,

(a) The GSI Group, Inc., a company duly organized and existing in accordance with the laws of United States of America, herein represented by Mr. Joao Ricardo Pereira de Santanna, Brazilian, married, with office in the City of Campinas, State of Sao Paulo, bearer of Identity Card RG no. 35.739.779-4-SSP/SP enrolled in the Taxpayer's List under CPF/MF 760.295.657-53; ("Buyer").

And, on the other hand,

(b) Leonardo Segatt, Brazilian, married, industrialist, resident and domiciled at Avenida Presidente Vargas, 755, apartment 302, in the city of Marau, State of Rio Grande do Sul, Brazil, bearer of Identity Card RG n(DEGREE) 2021837899 and enrolled in the Taxpayer's List under CPF/MF 374.013.430-53;

(c) Neuri Segatt, Brazilian, married, industrialist, resident and domiciled at Avenida Presidente Vargas, 755, apartment 301, in the city of Marau, State of Rio Grande do Sul, Brazil, bearer of Identity Card RG n(DEGREE) 2011708068 and enrolled in the Taxpayer's List under CPF/MF 220.736.390-20;

(d) Edemar Segatt, Brazilian, married, industrialist, resident and domiciled at Rua Vitorio Tessaro, 629, apartment 303, in the city of Marau, State of Rio Grande do Sul, Brazil, bearer of Identity Card n(DEGREE) 1013896971 and enrolled in the Taxpayer's List under CPF/MF 234.2272850-00;

(f) Mari Salete Segah Ractz, Brazilian, married, industrialist, resident and domiciled at Rua Padres Capuchinhos, 1118, in the city of Marau, State of Rio Grande do Sul, Brazil, bearer of Identity Card n(DEGREE) 5010799343 and enrolled in the Taxpayer's List under CPF/MF 234.227.850-00;

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(g)  Vanderlei Segatt, Brazilian, married, industrialist, resident and domiciled at Rua Lauro Ricieri Bortolon, apartment 1, in the city of Marau, State of Rio Grande do Sul, Brazil, bearer of Identity Card n(degree) 1009220946 and enrolled in the Taxpayer's List under CPF/MF 219.551.400-06 ("Sellers").

Considering that:

(a) Whereas, the Sellers and the Buyer have celebrate a Sale and Purchase Agreement, on June 30th, 1998, through which the Sellers have sell its quotas in Avemarau Equipamentos Agricolas Ltda., a Brazilian limited liability company, with main office in Rodovia RS 324, Km 74 at Marau, organized under the laws of the State of Rio Grande do Sul, Brazil, enrolled with the General Tax Payer's List (C.G.C) nr. 89.763.312/0001-60 ("Avemarau");

(b) Whereas, the investment in Avemarau is vital for the trade expansion of the Buyer in Brazil;

(c) Whereas, the Sellers have important information related to the activities developed by Avemarau and its equipment production, as well, clients, products, prices, costs, and others relevant information;

(d) Whereas, the Sellers were managing quotaholders in Avemarau when the purchase took place and, beyond their professional recognition, the Sellers have the knowledge of the specific Avemarau's market, as well as their clients trust and respect;

(e) Whereas, such knowledge and information have great value to the performance which the Buyer aim to proceed trough Avemarau's activities, and the use of this knowledge and information by a Avemarau's competitor would be damaging to Avemarau and consequently to GSI; and

(f) Whereas, the Sellers and Buyer hereby agree in accordance with the terms of this Agreement that the use of such knowledge and information will be directed for Avemarau and its benefits, and not against Avemarau;

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Now, therefore, as inducement for the Buyer and the Sellers entered into this
Agreement for Non Competition, the Parties hereby agree as follows:

Clause 1 - Terms and definitions

     The terms and definitions in the Sale and Purchase Agreement shall have the same meaning in this Agreement.

Clause 2 - Non competition

     2.1. Each of the Sellers compromise not to participate or have any interests, directly or indirectly, related to Avemarau's activities.

     2.2. Clause 2.1 shall be valid in Brazil territory as well as in any other South-American country.

     2.3. The Sellers compromise not to induce any employee or individual related to Avemarau to leave their employment or stop rendering services to Avemarau by any particular reason or purpose. However, in case of any employee or individual terminate their employment relationship with Avemarau, such employee or individual can be contracted or employed by any of the Sellers (or any companies that they are involved), if such employee or individual was not developing any activity related to the Business.

     2.4. The Sellers compromise not to disclose to any individual, any kind of information or any trade data related to the Business and not to use such information or trade data to their own or any third person's benefit. The Sellers hereby compromise not to practice any activity that may cause any damage into the Business or into the Assets as well as not to take any major that may affect the relationship between Avemarau, its clients and employees.

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Clause 3 - Payment

     3.1. As a consequence of this Agreement, Buyer shall pay to the Sellers, the amount of US$ 7,589,641.00 (seven millions, five hundred and eight-nine thousand, six hundred and forty-one american dollars) (the "Payment Amount"), on the Closing Date.

     3.2. The Payment Amount shall be paid through a bank account indicated by the Sellers, in writing, to the Buyer on the Closing Date.

Clause 4 - Indemnification

     The Sellers hereby agree to indemnify and maintain the Buyer immune of any loss, damages, costs, claims, expenses or responsibilities arising from their acts as a result of the non-performance of this Agreement by the Sellers.

     The Seller that breaches this Agreement, shall lose the right on the parcels of the Additional Price that were not paid until the time of the violation.

Clause 5 - Validity

     The validity of this Agreement will be conditioned to the success of the transactions involving the transfer of quotas from the Sellers to the Buyer.

Clause 6 - Term

     The compromise assumed by the Sellers by this Agreement for Non Competition shall be in effect, bound and liability for 5 (five) years, counted from the end of the term of its employment contract with Avemarau.

Clause 7- Irrevocability and Successor

     This Agreement is irrevocable and bound, obligating the parties, and successors at any title, since that, however, this Agreement and all of its rights and obligations hereunder shall not be ceded or transferred by any part without the written and previous consent of the other part.

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In witness whereof, the parties have caused this Agreement to be executed in 3
(three) copies of identical content in the presence of the 2 (two) undersigned witnesses.

                                       June 30, 1998



                                     The GSI Group, INC.


                                   /s/ The GSI Group, INC.
                                   ----------------------------


                                   /s/ Leonardo Segatt
                                   ----------------------------
                                       Leonardo Segatt


                                   /s/ Neuri Segatt
                                   ----------------------------
                                       Neuri Segatt


                                   /s/ Edemar Segatt
                                   ----------------------------
                                       Edemar Segatt


                                   /s/ Mary Salete Segatt Ractz
                                   ----------------------------
                                       Mary Salete Segatt Ractz


                                   /s/ Vanderley Segatt
                                   ----------------------------
                                       Vanderley Segatt


Witnesses:

1. /s/ Gilson Roberto Granzier
   ---------------------------
       Gilson Roberto Granzier

2. /s/ Leonel Braz Ortiz
   ---------------------------
       Leonel Braz Ortiz


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